Exhibit 99.1

Medifast, Inc. Announces Fourth Quarter and Full Year 2016 Financial Results

Company Reports Full Year 2016 Net Revenue of $274.5 Million

Full Year 2016 Profitability Exceeds Guidance

Introduces First Quarter and Fiscal Year 2017 Outlook

OWINGS MILLS, Md., March 9, 2017 – Medifast, Inc. (NYSE: MED), a leading United States manufacturer and provider of clinically proven weight-loss and healthy living products and programs, today reported financial results for the fourth quarter and full year ended December 31, 2016.

“2016 was a year of strong execution reflecting our continued disciplined approach to effectively managing our business. We grew our revenue for the first time since 2013, increased our profitability year-over-year, and raised our quarterly dividend for 2017, all of which supported a strong return for shareholders in 2016,” said Daniel R. Chard, Medifast’s Chief Executive Officer. “At the same time, we embarked on an exciting business evolution process to more aggressively pursue growth strategies. Going forward, we believe we are well positioned to achieve our operational and financial objectives.”

Fourth Quarter 2016 Results

Results from Continuing Operations

Income from continuing operations in the fourth quarter of 2016 was $4.1 million, or $0.34 per diluted share, based on approximately 12.0 million shares outstanding. Fourth quarter 2015 income from continuing operations was $3.9 million, or $0.33 per diluted share based on approximately 11.9 million shares outstanding.

For the fourth quarter, Medifast net revenue from continuing operations increased 2% to $62.5 million from revenue of $61.3 million in the fourth quarter of 2015.

Revenue in Take Shape For Life, was up 8% to $51.8 million in the fourth quarter of 2016, compared to $48.0 million in the fourth quarter of the prior year. This is the fifth consecutive quarter of year-over-year growth.

The total number of active earning Health Coaches in the fourth quarter was 12,500, compared to 11,900 in the fourth quarter of 2015. The average revenue per active earning Health Coach for the quarter was $4,158 as compared to $4,039 in fourth quarter of 2015.

The Company's Medifast Direct business unit revenue decreased to $6.8 million, compared to $9.3 million in the fourth quarter of 2015. Fourth quarter advertising spending for this business unit decreased to $1.6 million from $2.2 million in the fourth quarter of 2015.

Revenue in the Franchise Medifast Weight Control Centers business unit decreased modestly to $3.6 million from $3.7 million in the fourth quarter of last year. The decrease in revenue was primarily driven by fewer franchise centers in operation during the period. The Company ended the quarter with 37 franchise centers and 19 reseller locations in operation compared to 61 franchise centers at the end of the same period last year.

In the fourth quarter, the Wholesale business unit revenue was consistent with the prior year period at $0.3 million.

Gross profit for the fourth quarter of 2016 increased $1.9 million to $47.1 million compared to the fourth quarter of 2015. The Company's gross profit as a percentage of revenue increased 160 basis points to 75.4% from 73.8% in the fourth quarter of 2015, primarily driven by price increases and efficiencies in the Company’s supply chain operations.

Selling, general and administrative expenses (“SG&A”) increased $0.8 million to $40.5 million compared to $39.7 million in the fourth quarter of 2015. SG&A as a percentage of net revenue increased 10 basis points to 64.8%, compared to 64.7% in the fourth quarter of 2015. The increase in SG&A was a result of Take Shape For Life commission expense which was a result of the 8% Take Shape For Life revenue growth for the quarter.

Sales and marketing expense decreased $1.1 million in the fourth quarter of 2016 compared to the fourth quarter of 2015.

The fourth quarter 2016 effective tax rate was 38.2%, compared to 34.3% in the fourth quarter of 2015. The increase in the effective tax rate was due to an increase in the effective state tax rate and a reduction in research and development credits.

Fiscal 2016 Results

Results from Continuing Operations

For the fiscal year ended December 31, 2016, Medifast net revenue was $274.5 million as compared to net revenue of $272.8 million in 2015. As a percentage of net revenue, Take Shape For Life represented approximately 81.0%, Medifast Direct represented 12.8%, Medifast Franchise Weight Control Centers represented 5.7%, and Medifast Wholesale Physicians represented 0.5%.

Income from continuing operations for 2016 decreased $1.8 million to $17.8 million, or $1.49 per diluted share based on approximately 11.9 million shares, compared to $19.6 million, or $1.62 per diluted share for the comparable period last year based on approximately 12.1 million shares outstanding. For the fiscal year ended December 31, 2016, adjusted income from continuing operations, excluding the asset impairment charge and restructuring charges, was $22.6 million, or $1.89 per diluted share. Excluding the extraordinary legal and advisory expenses resulting from 13D filers in 2015, adjusted income from continuing operations would have been $20.9 million or $1.73 per diluted share in 2015.

Discontinued Operations

As previously disclosed, the Company exited the Medifast Weight Control Center corporate model with the sale of 41 centers to existing franchise partners and the closure of the remaining 34 corporate centers. For fiscal 2016, the Company had no activity from discontinued operations compared to income from discontinued operations, net of tax, of $0.5 million for fiscal 2015.

Balance Sheet

The Company's balance sheet remains strong with stockholders' equity of $96.0 million and working capital of approximately $76.9 million as of December 31, 2016.  Cash, cash equivalents, and investment securities increased $9.7 million to $76.8 million as of December 31, 2016 compared to $67.1 million at December 31, 2015. The Company remains free of interest bearing debt.

The Company declared a quarterly cash dividend of $3.9 million, or $0.32 per share, during the fourth quarter of 2016, a 28% increase over the previous quarter’s cash dividend. The Company did not repurchase any shares during the fourth quarter of 2016, and has approximately 850,000 shares remaining on its repurchase authorization as of December 31, 2016.

Outlook

The Company expects first quarter net revenue from continuing operations to be in the range of $69.0 million to $73.0 million and earnings per diluted share from continuing operations to be in the range of $0.45 to $0.48 per diluted share. 2017 full year revenue from continuing operations is expected to be in the range of $290.0 million to $300.0 million and full year earnings per diluted share from continuing operations to be in the range of $2.00 to $2.10 per diluted share. The fiscal year 2017 guidance assumes a 34% to 35% effective tax rate.

Non-GAAP Financial Measures

Our Non-GAAP financial measures include adjusted income from continuing operations and adjusted income per diluted share.  The Company believes these non-GAAP financial measures are useful to investors because it provides for a more direct comparison of the results for these periods. The non-GAAP financial information is provided in addition to, and not as an alternative to, the Company’s reported results prepared in accordance with GAAP. Please refer to the tables in today’s press release for a reconciliation of all non-GAAP financial measures.

Conference Call Information

The conference call is scheduled to begin at 4:30 p.m. ET on March 9, 2017. The call will be broadcast live over the Internet hosted at the Investor Relations section of Medifast's website at www.MedifastNow.com, and will be archived online through March 23, 2017. In addition, listeners may dial (855) 560-2579.

A telephonic playback will be available from 6:30 p.m. ET, March 9, 2017, through March 16, 2017. Participants can dial (877) 344-7529 to hear the playback and enter passcode 10102163.

About Medifast®:

Medifast (NYSE: MED) is the leading easy-to-use provider of clinically proven weight-loss and healthy living products and programs. Medifast aims to help customers lead a healthier lifestyle through a holistic approach to weight-loss and weight management. Medifast's proven results are based on the use of structured meal plans featuring Medifast Meals, which are nutritionally designed to assist customers with successful weight-loss and weight management. Medifast was founded in 1980 and is located in Owings Mills, Maryland. For more information, log onto www.MedifastNow.com.

MED-F

Forward Looking Statements

Please Note: This release contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995. These forward-looking statements generally can be identified by use of phrases or terminology such as "intend" or other similar words or the negative of such terminology. Similarly, descriptions of Medifast's objectives, strategies, plans, goals or targets contained herein are also considered forward-looking statements. Medifast believes this release should be read in conjunction with all of its filings with the United States Securities and Exchange Commission and cautions its readers that these forward-looking statements are subject to certain events, risks, uncertainties, and other factors. Some of these factors include, among others, Medifast's inability to attract and retain independent Health Coaches and Members, stability in the pricing of print, TV and Direct Mail marketing initiatives affecting the cost to acquire customers, increases in competition, litigation, regulatory changes, and its planned growth into new domestic and international markets and new channels of distribution. Although Medifast believes that the expectations, statements, and assumptions reflected in these forward- looking statements are reasonable, it cautions readers to always consider all of the risk factors and any other cautionary statements carefully in evaluating each forward-looking statement in this release, as well as those set forth in its latest Annual Report on Form 10-K and Quarterly Report on Form 10-Q, and other filings filed with the United States Securities and Exchange Commission, including its current reports on Form 8-K. All of the forward-looking statements contained herein speak only as of the date of this release.

Investor Contact:

ICR, Inc.

Katie Turner

(646) 277-1228

MEDIFAST, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
As of December 31, 2016 and 2015
(In thousands, except per share amounts)

	2016	2015

ASSETS
Current assets:
Cash and cash equivalents	$52,436	$42,037
Accounts receivable-net of allowance for sales returns and doubtful accounts
of $449 and $417	1,387	1,633
Inventory	18,311	13,335
Investment securities	24,412	25,072
Income taxes, prepaid	1,249	1,549
Prepaid expenses and other current assets	3,502	2,886
Current assets of discontinued operations	-	353
Total current assets	101,297	86,865

Property, plant and equipment - net	19,753	29,029
Other assets	162	205
Long-term assets of discontinued operations	4	19

TOTAL ASSETS	$121,216	$116,118

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable and accrued expenses	$24,300	$22,504
Current maturities of capital leases	-	219
Current liabilities of discontinued operations	121	841
Total current liabilities	24,421	23,564

Other liabilities:
Long-term debt, net of current portion	779	3,682
Long-term liabilities of discontinued operations	-	288
Total liabilities	25,200	27,534

Stockholders' Equity:
Common stock; par value $.001 per share; 20,000 shares authorized;
12,027 and 12,014 issued at December 31, 2016 and 2015, respectively
11,871 and 11,797 outstanding at December 31, 2016 and 2015, respectively	12	12
Additional paid-in capital	2,672	-
Accumulated other comprehensive loss	(165)	(62)
Retained earnings	93,497	88,634
Total stockholders' equity	96,016	88,584

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$121,216	$116,118

MEDIFAST, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share amounts & dividend data)

	Three Months Ended December 31,		Years Ended December 31,
	2016	2015	2016	2015

Revenue	$62,467	$61,312	$274,534	$272,773
Cost of sales	15,385	16,094	68,870	71,458
Gross profit	47,082	45,218	205,664	201,315

Selling, general, and administrative	40,468	39,684	178,805	172,631

Income from operations	6,614	5,534	26,859	28,684

Other income (expense)
Interest and dividend income, net	43	211	283	661
Other income (expense)	3	197	(20)	326
	46	408	263	987

Income from continuing operations before income taxes	6,660	5,942	27,122	29,671
Provision for income taxes	2,547	2,040	9,287	10,104

Income from continuing operations	4,113	3,902	17,835	19,567
Income from discontinued operations, net of tax	-	(42)	-	491
Net income	$4,113	$3,860	$17,835	$20,058

Basic earnings per share
Earnings per share from continuing operations	$0.35	$0.33	$1.51	$1.64
Earnings per share from discontinued operations	$-	$-	$-	$0.04
Earnings per share	$0.35	$0.33	$1.51	$1.68

Diluted earnings per share
Earnings per share from continuing operations	$0.34	$0.33	$1.49	$1.62
Earnings per share from discontinued operations	$-	$-	$-	$0.04
Earnings per share	$0.34	$0.33	$1.49	$1.66

Weighted average shares outstanding -
Basic	11,849	11,766	11,842	11,959
Diluted	12,004	11,903	11,947	12,071

Cash dividends declared per share	$0.32	$0.25	$1.07	$0.25

MEDIFAST, INC. AND SUBSIDIARIES
NON-GAAP FINANCIAL MEASURES(1)
(In thousands, except per share amounts)

	Three Months Ended December 31,		Years Ended December 31,
	2016	2015	2016	2015

Selling, general, and administrative	$40,468	$39,684	$178,805	$172,631
Adjustments
Impairment of assets	-	-	6,083	-
Restructuring charges	-	-	1,166	-
Legal expenses- 13D	-	-	-	2,084
Franchise loan guarantee accrual	-	-	-	-
Adjusted selling, general, and administrative	$40,468	$39,684	$171,556	$170,547

	Three Months Ended December 31,		Years Ended December 31,
	2016	2015	2016	2015

Income from operations	$6,614	$5,534	$26,859	$28,684
Adjustments
Impairment of assets	-	-	6,083	-
Restructuring charges	-	-	1,166	-
Legal expenses- 13D	-	-	-	2,084
Franchise loan guarantee accrual	-	-	-	-
Adjusted income from operations	$6,614	$5,534	$34,108	$30,768

	Three Months Ended December 31,		Years Ended December 31,
	2016	2015	2016	2015

Income from continuing operations	$4,113	$3,902	$17,835	$19,567
Adjustments (2)
Impairment of assets	-	-	4,000	-
Restructuring charges	-	-	767	-
Legal expenses- 13D	-	-	-	1,374
Franchise loan guarantee accrual	-	-	-	-
Adjusted income from continuing operations	$4,113	$3,902	$22,602	$20,941
Loss on discontinued operations, net of tax	-	(42)	-	491
Adjusted net income	$4,113	$3,860	$22,602	$21,432

Diluted earnings per share from continuing operations (3)	$0.34	$0.33	$1.49	$1.62
Impact for adjustments (3)	-	-	0.40	0.11
Adjusted diluted earnings per share from continuing operations (3)	$0.34	$0.33	$1.89	$1.73
Diluted loss per share from discontinued operations (3)	$-	$-	$-	$0.04
Adjusted diluted earnings per share (3)	$0.34	$0.33	$1.89	$1.77

(1) In regards to the restructuring charges, these non-GAAP measures are being provided as pro-forma statements to provide information regarding expected future performance. The departed executives included in the restructuring were employed in 2015; and therefore, the 2016 results excluding these charges are not comparative to the 2015 results.
(2) The tax effected impact of adjustments is calculated utilizing the effective tax rate for the period presented, which may differ for quarterly and year-to-date periods.
(3) The weighted-average diluted shares outstanding used in the calculation of these non-GAAP financial measures are the same as the weighted-average shares outstanding used in the calculation of the reported per share amounts.